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[LETTERHEAD]

                           DISTRIBUTION AGREEMENT

This distribution agreement entered into on this 6TH DAY OF MARCH 1998, between COLECCIONES DE RAQUEL, INC. AND R-TOWN ENTERTAINMENT, constitutes the following understanding. R-Town Entertainment agrees to nationally distribute the CD entitled "SABOR A MI" featuring the Artist "RAQUEL ZEPEDA" and the fragrance "SABOR A MI" which will be packaged with the CD "SABOR A MI".

The term of this agreement shall commence on the date hereof and shall continue for an initial period of twelve (12) months, and can be renewed for an additional twelve (12) months upon mutual written agreement by both parties.

Colecciones de Raquel,Inc. shall provide distributor with all promotion materials necessary to effectively promote and distribute said CD and fragrance. It is further understood that from time to time Artist will make herself available for interviews and other personal appearances in connection with the promotion, exploitation and sale of said CD and fragrance.

We shall pay you, with respect to sales of "Sabor A Mi" CD single, the rate of $2.25 per CD when sold separately and $13.50, per bottle of 1 oz. "Sabor A Mi" Parfum spray. In computing the number of CD's and Fragrances sold hereunder, distributor shall have the right to deduct returns and credits, including, without limitation, (i) those on account of any return or exchange privilege, (ii) defective merchandise, and (iii) errors in billing or shipment.

Distributor shall have the right to sell the CD's and the fragrance "Sabor A Mi" under any merchandising plans or terms it may deem desirable, provided that all plans and terms are first approved by Colecciones de Raquel, Inc.

Distributor shall also have the right to contract other distributors to effectively promote and distribute said CD and fragrance.

Statements shall be rendered every ninety (90) days. Statements shall be accompanied by payment for all product sold for the three (3) months preceding, less reasonable returns. No payment shall be made for CD's and fragrance given away or used for the purpose of publicity, advertising or samplers.

Payments for CD's and fragrance sold for distribution outside of the United States shall be computed in the same national currency as Distributor accounted to by its licensee and shall be paid at the same rate of exchange as Distributor is paid, provided, however, that payment on CD's and fragrances sold for distribution outside of the United States shall not be due and payable by Distributor until payment thereof has been received by Distributor in the United States in United States Dollars.

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Distributor shall have the right to use and permit others to use, alone or in conjunction with Artist's name (legal and/or professionals), likeness, voice, sound effects, and biographical material in connection with the advertising and/or sale of CD's and fragrance.

Each party represents and warrants to the other party that is has the right to enter into this agreement and perform its obligations hereunder.

If the foregoing correctly sets forth your understanding of our agreement, please indicate by signing in the space provided below.

AGREED AND ACCEPTED

/s/ Raquel Zepeda                    /s/ Edward Contreras
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Raquel Zepeda                          Edward Contreras
(Colecciones de Raquel, Inc.)       (R-Town Entertainment)